Graybug Vision, Inc. 6411 Beckley Street Suite North 200 (N200) Baltimore, MD 21224 www.graybug.vision

Graybug Vision Announces Financial Results for the Three and Nine Months

Ended September 30, 2021, and Recent Corporate Developments

BALTIMORE, November 11, 2021 - Graybug Vision, Inc. (Nasdaq: GRAY), a clinical-stage biopharmaceutical company focused on developing transformative medicines for the treatment of diseases of the retina and optic nerve, today provided an update on recent corporate developments and reported financial results for the three and nine months ended September 30, 2021.

Recent Corporate Developments

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Analysis of Data from Six-Month Extension Study of the ALTISSIMO Phase 2b Trial in Wet AMD — 58% of the patients who completed the 12-month treatment phase, or Core Study, were eligible and agreed to enter the observational phase, or Extension Study, with 11 patients participating in the GB-102 1mg arm. The Extension Study provided up to an additional six months for patients to demonstrate longer duration, which resulted in 55% of GB-102 1mg patients enrolled in the Extension Study experiencing a treatment duration of 12 months or longer, while maintaining visual acuity and central retinal thickness.

•

Seeking partner for funding of additional GB-102 wet-AMD clinical trials — Enhanced formulations of GB-102 are being developed to further reduce or eliminate microparticle dispersion, and pre-clinical development is progressing in parallel.

•

Pursuing expansion of pipeline with focus on early-stage novel therapeutics addressing unmet ophthalmic needs — In-licensing efforts targeted at capital-efficient development opportunities are expected to both leverage and expand current platform technologies.

Upcoming Events

•	Presentation of corporate overview at the Retina Showcase at Eyecelerator@AAO 2021 on November 11, 2021, at 1:50 p.m. CST, followed by a panel discussion.
•	Presentation of 12-month ALTISSIMO Phase 2b clinical trial data at the American Academy of Ophthalmology (AAO) meeting, November 12-15, 2021.

Financial Results for the Three Months Ended September 30, 2021

Net loss for the quarter ended September 30, 2021 was $8.0 million, compared to $4.7 million for the same period in 2020. Net loss for the quarter ended September 30, 2020 included a non-cash gain of $2.1 million resulting from the modification and expiration of the liability related to the preferred stock tranche obligation that was permanently eliminated in connection with the company’s initial public offering in September 2020. Excluding this gain, net loss for the quarter ended September 30, 2020 would have been $6.8 million.

Research and development expense for the quarter ended September 30, 2021 was $4.0 million, compared to $4.8 million for the same period in 2020. The decrease was primarily due to a reduction in clinical trial expenses due to the completion of the treatment and extension phases of the GB-102 Phase 2b clinical trial in December 2020 and June 2021, respectively, offset in part by an increase in compensation costs.

General and administrative expense for the quarter ended September 30, 2021 was $4.0 million, compared to $2.1 million for the same period in 2020. The increase in 2021 was primarily due to a $0.7 million increase in stock-based compensation, a $0.6 million increase in the cost of directors and officers insurance as a result of becoming a public company, and an increase in headcount.

Financial Results for the Nine Months Ended September 30, 2021

Net loss for the nine months September 30, 2021 was $27.1 million, compared to $18.4 million for the same period in 2020. Net loss for the nine months ended September 30, 2020 included a non-cash gain of $2.2 million resulting from the modification and expiration of the liability related to the preferred stock tranche obligation that was permanently eliminated in connection with the company’s initial public offering in September 2020. Excluding this gain, net loss for the nine months ended September 30, 2020 would have been $20.6 million.

Research and development expense for the nine months ended September 30, 2021 was $14.6 million, compared to $15.5 million for the same period in 2020. The decrease was primarily due to a reduction in clinical trial expenses due to the completion of the treatment and extension phases of the GB-102 Phase 2b clinical trial in December 2020 and June 2021, respectively, which was offset, in part, by fees incurred upon the cancellation of clinical supply orders for the GB-102 Phase 3 clinical trial and an increase in compensation costs.

General and administrative expense for the nine months ended September 30, 2021 was $12.6 million, compared to $5.2 million for the same period in 2020. The increase in 2021 was primarily due to a $2.2 million increase in stock-based compensation, a $1.9 million increase in the cost of directors and officers insurance as a result of becoming a public company, a $1.3 million write-off of deposits on fixed assets purchase commitments, and an increase in headcount.

As of September 30, 2021, the company’s cash and cash equivalents, and short-term investments totaled $72.6 million. Management believes the company’s current cash and investments are sufficient to support its currently planned operations into 2023.

About Graybug

Graybug is a clinical-stage biopharmaceutical company focused on developing transformative medicines for the treatment of diseases of the retina and optic nerve. The company’s proprietary ocular delivery technologies are designed to maintain effective drug levels in ocular tissue for six months and potentially longer, improving disease management, reducing healthcare burdens and ultimately delivering better clinical outcomes. Graybug’s lead product candidate, GB-102, a formulation of the pan-vascular endothelial growth factor (VEGF) inhibitor, sunitinib malate targeting a six-month or longer dosing regimen, inhibits multiple neovascular pathways for the intravitreal treatment of retinal diseases, including wet age-related macular degeneration. Graybug’s other product candidates developed using its proprietary technologies also include

GB-401, an injectable sustained-release formulation of a beta-adrenergic blocker prodrug, for primary open-angle glaucoma, with a dosing regimen of once every six months or longer. Founded in 2011 on the basis of technology licensed from the Johns Hopkins University School of Medicine, with offices in Baltimore, Maryland, and Redwood City, California. For more information, please visit www.graybug.vision.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the company’s clinical pipeline, its ability to timely identify a partner to fund further development of GB-102 for wet AMD on reasonable terms if at all, its ability to successfully execute one or more other licensing arrangements, the timing or outcomes of its interactions with regulatory authorities, its ability to advance GB-102, GB-401, or any future product candidate through preclinical or clinical development, its ability to achieve its anticipated milestones within the timing outlined above or at all, its ability to conduct planned operations within the evolving constraints arising from the COVID-19 pandemic, the company’s operating results and use of cash, the company’s operations as a public company, the company’s management and board of directors, and the timing, cost, and results of its clinical trials. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties described under the heading “Risk Factors” in the company’s annual report on Form 10-K filed for the year ended December 31, 2020, in its subsequent quarterly reports on Form 10-Q, and in the other reports the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact IR@graybug.vision (650) 487-2409	Media Contact media@graybug.vision (404) 384-0067

GRAYBUG VISION, INC.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$4,021	$4,757	$14,635	$15,474
General and administrative	3,996	2,064	12,611	5,183
Total operating expenses	8,017	6,821	27,246	20,657
Loss from operations	(8,017)	(6,821)	(27,246)	(20,657)
Interest income	28	3	100	120
Change in fair value of preferred stock tranche obligation	—	2,102	—	2,158
Net loss	(7,989)	(4,716)	(27,146)	(18,379)
Cumulative dividends on convertible preferred stock	—	(2,396)	—	(7,189)
Net loss attributable to common stockholders	$(7,989)	$(7,112)	$(27,146)	$(25,568)
Net loss per common share—basic and diluted	$(0.38)	$(2.52)	$(1.28)	$(13.74)
Weighted-average number of shares outstanding used in computing net loss per common share—basic and diluted	21,287,498	2,818,349	21,153,185	1,861,229

GRAYBUG VISION, INC.

Condensed Balance Sheets

(In thousands)

	September 30, 2021	December 31, 2020
		(audited)
Assets
Current assets:
Cash and cash equivalents	$11,452	$33,418
Short-term investments	61,102	61,615
Prepaid expenses and other current assets	1,942	4,207
Total current assets	74,496	99,240
Property and equipment, net	2,113	1,946
Prepaid expenses and other non-current assets	29	608
Total assets	$76,638	$101,794
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,066	$2,513
Accrued research and development	264	1,356
Other current liabilities	2,160	3,128
Total current liabilities	4,490	6,997
Deferred rent, long term portion	12	11
Total liabilities	4,502	7,008
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	232,641	228,155
Accumulated deficit	(160,513)	(133,367)
Accumulated other comprehensive income (loss)	6	(4)
Total stockholders’ equity	72,136	94,786
Total liabilities and stockholders’ equity	$76,638	$101,794